SPARX Funds Trust
Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Takashi Tsuchiya and Erik C. Kleinbeck, and each of them, with full power to act without the other, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments the Fund’s Registration Statement on Form N-1A (including post-effective amendments and amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Takashi Tsuchiya Takashi Tsuchiya	President (Principal Executive Officer) and Trustee	December 15, 2005

/s/ Hoi Fong Hoi Fong	Treasurer (Principal Financial and Accounting Officer)	December 15, 2005

/s/ Erik C. Kleinbeck Erik C. Kleinbeck	Executive Vice President and Secretary	December 15, 2005

/s/ Alice T. Kane Alice T. Kane	Trustee	December 15, 2005

/s/ Robert Straniere Robert Straniere	Trustee	December 15, 2005

/s/ Jack R. Thompson Jack R. Thompson	Trustee	December 15, 2005